Stillwater Mining Reports Increased Earnings for Second Quarter

BILLINGS, MT -- (Marketwire - July 28, 2010) - STILLWATER MINING COMPANY (NYSE: SWC)

--  Stronger PGM prices result in increased earnings
--  Recycling business continues to strengthen
--  Ground support issues, diversion of production resources and lower ore grades result in lower mine production at Stillwater Mine in the quarter -- measures are underway to improve

Stillwater Mining Company today reported net profit for the 2010 second quarter of $14.6 million, or $0.15 per diluted share, on revenues of $134.9 million. This compares to second quarter 2009 net income of $4.6 million, or $0.05 per diluted share, on revenues of $94.8 million. Stronger realized PGM prices in the 2010 second quarter more than offset substantially lower ounce production compared to the second quarter of 2009.

For the first six months of 2010, Stillwater Mining Company (the "Company") reported net income of $27.9 million, or $0.28 per fully diluted share, on revenues of $268.3 million. In the first six months of 2009, the Company reported a net loss of $7.1 million, or $0.07 per diluted share, on revenues of $180.6 million. The first half of 2010 was characterized by higher PGM prices and stronger performance from the Company's recycling segment than in the same period last year.

With regard to sales, combined sales realizations continued to improve during second quarter 2010 for mined palladium and platinum ounces, averaging $725 per ounce, well above the $530 per ounce realized in second quarter 2009. The total quantity of mined palladium and platinum sold decreased to 116,700 ounces in the second quarter of 2010, compared to 135,700 ounces sold during the same period in 2009, reflecting the lower 2010 production to date at the Stillwater Mine.

The Company mines palladium and platinum from two underground mines located in south-central Montana. The mines produced a total of 112,600 ounces of palladium and platinum during the second quarter 2010, an 18.2% decrease from the 137,700 ounces produced during the second quarter 2009. Production at the Company's Stillwater Mine decreased to 79,200 ounces in the second quarter of 2010, compared to 103,000 ounces in the same quarter of 2009. Production at the Company's East Boulder Mine was 33,400 ounces in the second quarter of 2010, compared to 34,700 ounces in the same quarter of 2009.

While, overall, ore tons mined were consistent with planned production, ore grades were lower, particularly in the off-shaft area of the Stillwater Mine. A sharp production decline in the off-shaft area during the second quarter was attributable to several factors, including lower grade ore from the mix of stopes being mined, diversion of production resources for a time into safety compliance, infrastructure rehabilitation and increased ground support requirements that impeded mining in some key areas for several weeks.

Production costs increased during second quarter 2010 compared to the year earlier. Total cash costs (a non-GAAP measure defined below) averaged $393 per ounce in the second quarter of 2010, compared to total cash costs of $331 per ounce for the same period in 2009. The Stillwater Mine's total cash costs averaged $387 per ounce in the second quarter of 2010, compared to the $318 per ounce achieved in the second quarter of 2009. The East Boulder mine costs averaged $407 per ounce during 2010 second quarter, compared to the $371 per ounce during second quarter 2009. These increases reflected increased development activities, lower overall mine production and the effect on royalties and taxes of higher PGM prices.

The Company's smelting and refining complex in Columbus, Montana processes mine concentrates and recycles spent catalyst material received from third parties. A portion of the recycling material is purchased for the Company's own account and the balance is toll processed on behalf of others. In total, the Company processed recycling material containing 99,200 ounces of platinum, palladium and rhodium through the smelter and refinery during second quarter 2010, up nearly 64% above the 60,600 ounces recycled during second quarter 2009. The higher volume in 2010 is the result of higher PGM prices and the correspondingly stronger incentive to collect material for recycling. The recycling segment had net income for the second quarter of 2010 of $3.4 million (including financing income), compared to income of $2.1 million in second quarter 2009.

Francis R. McAllister, Stillwater Chairman and CEO, commented, "I am pleased to report that the Company's earnings for the 2010 second quarter and first six months are higher than in the corresponding periods last year. I also would note, though, that this earnings improvement is almost entirely attributable to strong PGM prices. Our East Boulder Mine operations and the upper-west portion of the Stillwater Mine have continued to perform well, with good cost and production. However, the off-shaft area at Stillwater, normally the area with the highest ore grades, encountered difficult mining conditions and had a very challenging second quarter. Problems in the off-shaft portion of the mine included the need to increase ground support efforts in localized areas due to unanticipated deterioration of structural conditions. This effort limited access to several key high grade stopes and also diverted production labor into non production activities and into lower grade alternate stopes during the second quarter. In part because we lowered development spending in 2009, there was limited flexibility to divert production into other higher-grade stopes -- thus resources have been diverted into mine development in an effort to improve performance going forward. Further, a higher than usual proportion of mining stopes in the off-shaft area are currently either early or late in their production life -- and ore grades tend to be more variable at those points in the life cycle than on average. These challenges in the off-shaft area are likely to continue into this year's third quarter but should improve by the fourth quarter. Overall at the Stillwater Mine, increased production in the upper-west area of the mine to date has essentially offset the tonnage shortfall in the off-shaft area, and total ore tons produced are nearly at the level planned. However, because grades in the upper west are substantially lower than in the off-shaft area, produced ounces are well short of plan.

"We had commented in our first quarter analysis that the Company's production outlook for the second quarter was likely to fall short of performance in the first quarter, but left our full-year guidance unchanged at that time. However, the production challenges we encountered during the second quarter were more severe than anticipated, and after reviewing their likely effect on the second and third quarters, we have concluded to adjust our full-year guidance downward. Our initial guidance for 2010 was for total palladium and platinum production from the mines of 515,000 ounces at a combined total cash cost of $360 per ounce. Capital spending was projected at $50 million for the year. We now are forecasting total 2010 mine production at 490,000 ounces at a combined total cash cost of $385 per ounce. The Company's board of directors also has approved increasing capital expenditures for the year to about $57 million. Most of the increased capital spending is accelerated from 2011 and will be allocated toward additional mine development.

"We view these challenges in the off-shaft area as largely transitional, a convergence of factors that largely will be worked through before the end of 2010. Some of the issues that contributed to the quarter's production shortfall already have been resolved. Others will take more time to complete. We expect production in the fourth quarter to be back to about the 515,000-ounce annual rate.

"The imminent start-up of electric truck haulage, using dedicated ramps from the lower off-shaft area of the Stillwater Mine up to the bottom of the shaft (at the 3200 foot level), will facilitate development of deeper mining stopes (ultimately down to the 2000 foot level or below) and simplify haulage logistics from the lower off-shaft portion of the mine, further improving mining flexibility in the lower off-shaft. This new haulage initially will benefit development, and probably will not significantly affect production for another year or two.

"Our increased development effort will be to accelerate progressing westward on several strategic levels underground from the existing off-shaft area of the mine toward a new mining zone, the 'lower-west' area, at Stillwater. This effort has entailed developing through an extensive zone of unproductive material in order to access the new mining area. Active ore production from the lower-west area is projected to begin within the next year in an effort to determine if it can become a major source of long-term production.

"Turning to the recycling side of our business, the new projects we discussed at some length in our 2009 Annual Report are now progressing toward completion. The new recycle crushing and sampling facility at the Columbus smelter is currently being commissioned and should be fully operational in August. The automated x-ray assay system has been shipped and should be assembled and ready to calibrate during the fourth quarter. This x-ray facility will use state-of-the-art technology that is faster and more accurate than conventional fire assay methods. The Company's old electric smelter furnace is being refurbished and redesigned to allow for slag cleaning capabilities in the future. The resulting ability to increase residence time in the furnace should increase our metal recoveries. And our recycling and processing facilities are soon to be placed into a separate subsidiary, Stillwater Metals Company, which will focus separately on metal processing opportunities. We believe all of these efforts should position the Company to become a leader in the recycling industry."

Concluding his remarks, Mr. McAllister added, "Despite the operational issues we encountered during the past quarter, the Company's financial resources continued to grow. Most of our operations are functioning very well, and I appreciate the dedicated efforts of our employees in continuing to improve and strengthen our performance. While undoubtedly the markets for PGMs will continue to experience significant volatility, I believe the longer-term case for our metals is compelling. Our aim is to position Stillwater with adequate financial resources to weather economic downturns while improving our ability to capitalize on periods when our markets are strong. We have made significant progress toward those objectives over the past few quarters."

Cash Flow and Liquidity

At June 30, 2010, the Company's available cash and cash equivalents (excluding $38.1 million of restricted cash) totaled $80.0 million, down $75.1 million from March 31, 2010, and down $86.7 million from December 31, 2009, as a substantial portion of the Company's cash balance was transferred into longer-term investments. If we include the Company's available-for-sale investments, total available cash and investments at June 30, 2010, was $228.1 million, up $7.5 million from $220.6 million at March 31, 2010 and up $26.9 million from $201.2 million at the end of last year. Net working capital -- comprised of total current assets including available cash and investments, less current liabilities -- increased during the second quarter of 2010 to $316.9 million, from $297.6 million at March 31, 2010, and from $269.5 million at December 31, 2009. Recycling inventories and advances increased by $11.7 million during the quarter.

Net cash provided by operating activities (which includes changes in working capital) totaled $21.1 million in this year's second quarter, compared to $6.7 million of cash provided by operations in the second quarter of 2009. The increase in cash from operations in the 2010 second quarter mostly reflects the earnings benefit of higher PGM prices. Capital expenditures were $13.9 million in the second quarter of 2010, up slightly from $13.0 million in the second quarter of 2009.

Outstanding debt at June 30, 2010, was $196.0 million, essentially unchanged from March 31, 2010, and December 31, 2009. The Company's total debt includes $166.5 million outstanding in the form of debentures due in 2028 and $29.5 million of Exempt Facility Revenue Bonds due in 2020.

Second quarter Results - Details

For the second quarter of 2010, the Company's mine production was 112,600 PGM ounces including 79,200 ounces from the Stillwater Mine and 33,400 ounces from the East Boulder Mine. For the comparable quarter of 2009, the mines produced 137,700 ounces including 103,000 ounces at the Stillwater Mine and 34,700 ounces at the East Boulder Mine. The sharp production decline at the Stillwater Mine was attributable to several factors, including lower grades from the mix of stopes being mined, diversion of production resources into maintenance projects, and increased ground control measures in a key part of the off-shaft that impeded mining for several weeks.

Sales out of mine production totaled 116,700 ounces in the second quarter of 2010 at an overall average realization of $725 per ounce, up from 135,700 ounces at $530 per ounce in the second quarter of 2009. Mine revenues increased to $92.6 million in the 2010 second quarter from $78.8 million in the same quarter of 2009. The higher 2010 mine revenues resulted from higher PGM prices in 2010. The Company's average realization on palladium sales from mine production was $491 per ounce in the 2010 second quarter, compared to $364 per ounce for the same period in 2009 reflecting the average floor price in the automotive contracts in place during 2009. The Company's average net realization on platinum was $1,526 per ounce in the second quarter of 2010 and $1,118 per ounce in the 2009 second quarter. Comparing these prices to the market, the London Bullion Metals Association afternoon posted prices per ounce for palladium and platinum were $446 and $1,532, respectively, on June 30, 2010, and $249 and $1,186, respectively, on June 30, 2009.

In its recycling activities, the Company processes material purchased from third parties and toll material that is processed on behalf of others for a fee, normally recovering platinum, palladium and rhodium. During the second quarter of 2010, the Company processed 99,200 total ounces of PGMs from recycled catalytic materials, including both purchased and tolled material. By comparison, in the second quarter of 2009, the Company processed 60,600 ounces of recycled material. The Company delivered for sale a total of 36,700 ounces of platinum, palladium and rhodium from recycled inventories during the second quarter 2010 at an overall average price of $1,106 per ounce; for the second quarter of 2009, the Company sold 18,300 recycled ounces at an average realization of $643 per ounce. The increased level of activity in the second quarter of 2010 reflected a much higher level of PGM recycling activity worldwide as a result of higher metals prices.

Revenues for the second quarter of 2010 were $134.9 million, up 42.3% from the $94.8 million recorded in the second quarter of 2009. Proceeds from sales of mined PGMs and by-products totaled $92.6 million in the 2010 second quarter, 17.5% higher than the $78.8 million in the same quarter of 2009, again resulting from higher PGM prices in the second quarter of 2010. Recycling revenues increased to $42.3 million from $12.5 million in last year's second quarter. Resales of purchased metal generated $3.5 million in revenue during the 2009 second quarter. There were no resales of purchased metal during the second quarter of 2010.

Costs of metals sold (before depreciation and amortization expense) increased to $94.2 million in the 2010 second quarter from $65.1 million in the second quarter of 2009. Mining costs included in costs of metals sold increased to $55.0 million in the 2010 second quarter from $51.1 million in the 2009 second quarter. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $39.3 million in the second quarter of 2010, much higher than the $10.5 million reported in the second quarter of 2009. The increase was due to higher recycling volumes processed and sold and the higher value of the materials acquired for processing. Second quarter 2009 costs also included the purchase for resale of 2,700 ounces of palladium and 2,700 ounces of platinum at a cost of $3.5 million in 2009. There were no costs incurred during the second quarter of 2010 for the resale of purchased metal.

Depreciation and amortization expense decreased to $16.6 million in the 2010 second quarter from $17.1 million in the same period of 2009. The decrease is attributable to lower mined ounces produced and sold in the 2010 second quarter.

General and administrative ("G&A") costs, including marketing and exploration expenses, increased to $8.1 million in the second quarter of 2010 from $6.0 million in the same period of 2009, resulting from higher than planned expenses for business development and marketing efforts in 2010. Additional G&A cost included in the 2009 second quarter was a $0.3 million write-down of the Company's trade receivables and a write off of $0.5 million on advances for inventory purchases.

Reported net before-tax income of $14.8 million for the second quarter of 2010 included, by business segment, net income of $21.0 million from mining operations and net income of $3.4 million from recycling activities, less corporate costs including $8.1 million of G&A expense and $1.5 million of unallocated net interest expense.

The reported net income of $4.6 million for the second quarter of 2009 included, by business segment, a net income of $10.8 million from mining operations and net income of $2.1 million from recycling activities, less corporate costs including $6.0 million of G&A expense, $1.5 million of unallocated net interest expense, and the $0.8 million of asset-related expenses.

First Six Months' Results - Details

In the first six months of 2010, the Company's mining operations produced 241,600 PGM ounces including 175,500 ounces from the Stillwater Mine and 66,100 ounces from the East Boulder Mine. For the comparable period in 2009, total mine production of 262,500 ounces included Stillwater Mine production of 195,900 ounces and East Boulder production of 66,600. Challenges at the Stillwater Mine this year have included lower-grade mining areas, diversion of production resources for a period into mine maintenance, and increased ground control measures in a key part of the off-shaft that impeded mining for several weeks.

Sales of palladium and platinum from mine production totaled 251,700 ounces in the first six months of 2010 at an overall average realization of $681 per ounce, up from 250,300 ounces at $521 per ounce in the same period of 2009. The Company's average realization to date in 2010 on palladium sales from mine production was $449 per ounce, compared to $364 per ounce in the 2009 first half, reflecting the average floor price in the automotive contracts during 2009. The comparable average realization on platinum, net of contractual ceiling prices on 14% of mine production, was $1,473 per ounce for the first six months of 2010 and $1,037 per ounce in the 2009 first half.

During the first half of 2010, the Company processed about 218,500 ounces of PGMs from recycled catalytic materials, including both purchased catalyst and toll material processed on behalf of others for a fee. By comparison, in the first six months of 2009, the Company processed about 99,200 ounces of recycled material. Of the purchased catalyst processed, the Company sold a total of 72,700 ounces of platinum, palladium and rhodium during the first half of 2010 at an overall average price of about $1,003 per ounce; for the first half of 2009, the Company sold about 36,100 recycled ounces at an average realization of $885 per ounce.

Revenues for the first six months of 2010 totaled $268.3 million, up 48.6% from $180.6 million in the first six months of 2009. Proceeds from sales of mined PGMs totaled $187.8 million in the 2010 first half, up from $141.1 million in the same period of 2009. Recycling revenues increased to $75.9 million from $34.0 million in last year's first half. Higher total revenue in 2010 was a result of both higher sales volumes and higher PGM prices. Re-sales of purchased metal generated $4.6 million and $5.5 million in revenue during the 2010 and 2009 periods, respectively.

Costs of metals sold (before depreciation and amortization expense) increased to $187.7 million in the 2010 first six months from $137.3 million in the first half of 2009. Mining costs included in costs of metals sold increased to $112.8 million in the 2010 first half from $100.9 million in the 2009 period. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $70.3 million in the first half of 2010, up from $30.9 million in the first six months of 2009. The increase in cost was attributable to the higher value of the contained metals in the material purchased for recycling and the higher volumes purchased. The 2010 first half costs also included $4.6 million for the purchase of 10,000 ounces of palladium for resale; first half 2009 costs included about $5.5 million for the purchase of 12,300 ounces of palladium and 2,800 ounces of platinum for resale.

Depreciation and amortization expense increased to $35.1 million in the 2010 first half compared to $34.3 million in the same period of 2009. The increase is attributable to slightly higher sales of mined ounces and to higher amortization rates per ton in 2010.

General and administrative costs (G&A), including marketing and exploration expenses, totaled $14.9 million for the first six months of 2010 and $12.8 million in the 2009 first half plus an additional $0.8 million of asset-related expenses. The increase was primarily a result of higher business development and marketing spending.

The Company's reported net before-tax income of $28.4 million for the first six months of 2010 included, by business segment, $40.1 million of income from mining operations and $6.3 million of income from recycling activities, less corporate costs including $14.9 million of G&A expense and $3.0 million of unallocated net interest expense.

The Company's reported net loss of $7.1 million for the first six months of 2009 included, by business segment, $5.9 million of income from mining operations and $3.3 million of income from recycling activities, less corporate costs including $12.8 million of G&A expense, $2.7 million of unallocated net interest expense and $0.8 million of asset-related expenses.

Stillwater Mining Company has scheduled its 2010 second quarter results conference call at 10:00 a.m. Mountain Daylight Time (12:00 p.m. Eastern Daylight Time) on July 28, 2010. Dial-in numbers:

     United States:  (800) 553-0358
     International:  (612) 332-0345

The conference call will also be simultaneously webcast on the Company's website www.stillwatermining.com in the Investor Relations section. A replay of the conference call will be available on the Company's website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 166232, through August 4, 2010, ending at 11:59 p.m. Mountain Daylight Time.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the effects of restructuring the Company's operations and maintaining a skilled work force; the global automotive market and the health of the automobile manufacturers; expansion plans and realignment of operations; costs, grade, production and recovery rates; permitting; labor matters; financing needs and the terms of future credit facilities; capital expenditures; increases in processing capacity; cost reduction measures; safety performance; timing for engineering studies; environmental permitting and compliance; litigation exposures; and anticipated changes in global supply and demand and prices for PGM materials. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's 2009 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission and available on the Company's website.

               Financial Statements and Key Factors Tables

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Revenues
 Mine production                $  92,570  $  78,826  $ 187,769  $ 141,139
 PGM recycling                     42,291     12,486     75,941     33,959
 Other                                  -      3,475      4,622      5,507
                                ---------  ---------  ---------  ---------
       Total revenues             134,861     94,787    268,332    180,605
Costs and expenses
 Costs of metals sold
  Mine production                  54,980     51,078    112,843    100,938
  PGM recycling                    39,256     10,541     70,251     30,910
  Other                                 -      3,471      4,622      5,498
                                ---------  ---------  ---------  ---------
    Total costs of metals sold     94,236     65,090    187,716    137,346
 Depletion, depreciation and
  amortization
  Mine production                  16,589     17,043     35,046     34,163
  PGM recycling                        39         44         83         89
                                ---------  ---------  ---------  ---------
    Total depletion,
     depreciation and
     amortization                  16,628     17,087     35,129     34,252
                                ---------  ---------  ---------  ---------
     Total costs of revenues      110,864     82,177    222,845    171,598
 Marketing                            807        394      1,275      1,235
 General and administrative         7,251      6,406     13,672     12,247
 Loss on long-term investments          -          -          -        119
 (Gain)/loss on disposal of
  property, plant and equipment         9         (5)      (208)       200
                                ---------  ---------  ---------  ---------
     Total costs and expenses     118,931     88,972    237,584    185,399
Operating income (loss)            15,930      5,815     30,748     (4,794)
Other income (expense)
 Other                                  3         49          9         49
 Interest income                      532        427        933      1,085
 Interest expense                  (1,636)    (1,729)    (3,269)    (3,458)
                                ---------  ---------  ---------  ---------
Income (loss) before income tax
 provision                         14,829      4,562     28,421     (7,118)
Income tax provision                 (239)         -       (472)         -
                                ---------  ---------  ---------  ---------
Net income (loss)               $  14,590  $   4,562  $  27,949  $  (7,118)
                                ---------  ---------  ---------  ---------
Other comprehensive income
 (loss), net of tax                    16         81       (178)        47
                                ---------  ---------  ---------  ---------
Comprehensive income (loss)     $  14,606  $   4,643  $  27,771  $  (7,071)
                                =========  =========  =========  =========
Weighted average common shares
 outstanding
 Basic                             97,735     94,308     97,390     94,094
 Diluted                          105,932     94,664    105,616     94,094
Basic earnings (loss) per share
                                ---------  ---------  ---------  ---------
  Net income (loss)             $    0.15  $    0.05  $    0.29  $   (0.07)
                                =========  =========  =========  =========
Diluted earnings (loss)  per
 share
                                ---------  ---------  ---------  ---------
  Net income (loss)             $    0.15  $    0.05  $    0.28  $   (0.07)
                                =========  =========  =========  =========

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                  June 30,    December 31,
                                                    2010          2009
                                                ------------  ------------
ASSETS
Cash and cash equivalents                       $     79,981  $    166,656
Investments, at fair market value                    148,157        34,515
Inventories                                          108,567        88,967
Trade receivables                                      6,295         2,073
Deferred income taxes                                 19,055        18,130
Other current assets                                   9,801         8,680
                                                ------------  ------------
   Total current assets                              371,856       319,021
Property, plant and equipment, net of $345,315
 and $311,449 accumulated depletion,
 depreciation and amortization                       348,724       358,866
Restricted cash                                       38,070        38,045
Other noncurrent assets                                9,273         9,263
                                                ------------  ------------
   Total assets                                 $    767,923  $    725,195
                                                ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                $     14,284  $      8,901
Accrued compensation and benefits                     26,031        26,481
Property, production and franchise taxes
 payable                                              10,461        10,405
Other current liabilities                              4,196         3,689
                                                ------------  ------------
   Total current liabilities                          54,972        49,476
Long-term debt                                       195,993       195,977
Deferred income taxes                                 19,055        18,130
Accrued workers compensation                           6,486         4,737
Asset retirement obligation                            6,472         6,209
Other noncurrent liabilities                           4,440         3,855
                                                ------------  ------------
   Total liabilities                            $    287,418  $    278,384
                                                ------------  ------------
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                            -             -
Common stock, $0.01 par value, 200,000,000
 shares authorized; 97,766,471
 and 96,732,185 shares issued and outstanding            978           967
Paid-in capital                                      680,781       674,869
Accumulated deficit                                 (200,986)     (228,935)
Accumulated other comprehensive loss                    (268)          (90)
                                                ------------  ------------
   Total stockholders' equity                        480,505       446,811
                                                ------------  ------------
   Total liabilities and stockholders' equity   $    767,923  $    725,195
                                                ============  ============

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Cash flows from operating
 activities
Net income (loss)               $  14,590  $   4,562  $  27,949  $  (7,118)
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
 Depletion, depreciation and
  amortization                     16,628     17,087     35,129     34,252
 Lower of cost or market
  inventory adjustment                  -        146          -      5,631
 Loss on long-term investments          -          -          -        119
 (Gain)/loss on disposal of
  property, plant and equipment         9         (5)      (208)       200
 Asset retirement obligation          133        150        263        297
 Amortization of debt issuance
  costs                               245        265        490        529
 Stock based compensation and
  other benefits                    2,523      2,687      5,489      5,312
Changes in operating assets and
 liabilities:
 Inventories                      (13,243)   (13,660)   (20,178)   (13,554)
 Trade receivables                    835     (1,167)    (4,222)        50
 Accrued compensation and
  benefits                            202      1,645       (457)     1,059
 Accounts payable                   1,739      2,894      5,383        (86)
 Property, production and
  franchise taxes payable            (624)    (1,015)       641       (350)
 Workers compensation                 875         39      1,749       (923)
 Restricted cash                        -     (2,450)       (25)    (2,450)
 Other                             (2,810)    (4,429)    (1,138)    (2,956)
                                ---------  ---------  ---------  ---------
Net cash provided by operating
 activities                        21,102      6,749     50,865     20,012
                                ---------  ---------  ---------  ---------
Cash flows from investing
 activities
 Capital expenditures             (13,860)   (13,032)   (24,587)   (25,188)
 Proceeds from disposal of
  property, plant and equipment         -         21        265         46
 Purchases of investments         (82,586)   (16,961)  (126,632)   (20,947)
 Proceeds from maturities of
  investments                           -      6,912     12,973     18,786
                                ---------  ---------  ---------  ---------
Net cash used in investing
 activities                       (96,446)   (23,060)  (137,981)   (27,303)
                                ---------  ---------  ---------  ---------
Cash flows from financing
 activities
  Payments on debt                      -        (97)         -        (97)
  Issuance of common stock            190          -        441          -
                                ---------  ---------  ---------  ---------
Net cash provided by (used in)
 financing activities                 190        (97)       441        (97)
                                ---------  ---------  ---------  ---------
Cash and cash equivalents
  Net decrease                    (75,154)   (16,408)   (86,675)    (7,388)
  Balance at beginning of
   period                         155,135    170,815    166,656    161,795
                                ---------  ---------  ---------  ---------
Balance at end of period        $  79,981  $ 154,407  $  79,981  $ 154,407
                                =========  =========  =========  =========

Stillwater Mining Company
Key Factors
(Unaudited)

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
                                --------------------- ---------------------
                                  2010       2009       2010       2009
                                ---------- ---------- ---------- ----------
OPERATING AND COST DATA FOR
 MINE PRODUCTION
Consolidated:
Ounces produced (000)
Palladium                               87        106        186        202
Platinum                                26         32         56         61
                                ---------- ---------- ---------- ----------
Total                                  113        138        242        263
                                ========== ========== ========== ==========
Tons milled (000)                      263        270        534        533
Mill head grade (ounce per ton)       0.46       0.55       0.48       0.53
Sub-grade tons milled (000) (1)         22         25         46         46
Sub-grade tons mill head grade
 (ounce per ton)                      0.14       0.18       0.17       0.18
Total tons milled (000) (1)            285        295        580        579
Combined mill head grade (ounce
 per ton)                             0.44       0.52       0.46       0.50
Total mill recovery (%)                 91         91         91         91
Total operating costs per ounce
 (Non-GAAP) (2)                 $      321 $      279 $      310 $      315
Total cash costs per ounce
 (Non-GAAP) (2)                 $      393 $      331 $      378 $      366
Total production costs per
 ounce (Non-GAAP) (2)           $      540 $      457 $      521 $      497
Total operating costs per ton
 milled (Non-GAAP) (2)          $      126 $      130 $      129 $      143
Total cash costs per ton milled
 (Non-GAAP) (2)                 $      155 $      155 $      157 $      166
Total production costs per ton
 milled (Non-GAAP) (2)          $      213 $      214 $      217 $      225
Stillwater Mine:
Ounces produced (000)
Palladium                               61         79        135        150
Platinum                                18         24         41         46
                                ---------- ---------- ---------- ----------
Total                                   79        103        176        196
                                ========== ========== ========== ==========
Tons milled (000)                      166        181        345        361
Mill head grade (ounce per ton)       0.51       0.61       0.54       0.59
Sub-grade tons milled (000) (1)         20         12         35         22
Sub-grade tons mill head grade
 (ounce per ton)                      0.15       0.17       0.16       0.17
Total tons milled (000) (1)            186        193        381        383
Combined mill head grade (ounce
 per ton)                             0.47       0.59       0.51       0.56
Total mill recovery (%)                 92         91         92         92
Total operating costs per ounce
 (Non-GAAP) (2)                 $      316 $      270 $      296 $      305
Total cash costs per ounce
 (Non-GAAP) (2)                 $      387 $      318 $      361 $      351
Total production costs per
 ounce (Non-GAAP) (2)           $      532 $      433 $      496 $      470
Total operating costs per ton
 milled (Non-GAAP) (2)          $      135 $      144 $      136 $      156
Total cash costs per ton milled
 (Non-GAAP) (2)                 $      165 $      169 $      166 $      179
Total production costs per ton
 milled (Non-GAAP) (2)          $      227 $      231 $      229 $      240

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                 Three Months Ended   Six Months Ended June
                                      June 30,                30,
                                --------------------- ---------------------
                                  2010       2009       2010       2009
                                ---------- ---------- ---------- ----------
OPERATING AND COST DATA FOR
 MINE PRODUCTION
(Continued)
East Boulder Mine:
Ounces produced (000)
Palladium                               26         27         51         52
Platinum                                 8          8         15         15
                                ---------- ---------- ---------- ----------
Total                                   34         35         66         67
                                ========== ========== ========== ==========
Tons milled (000)                       97         89        189        173
Mill head grade (ounce per ton)       0.38       0.41       0.38       0.41
Sub-grade tons milled (000) (1)          3         12         10         23
Sub-grade tons mill head grade
 (ounce per ton)                      0.09       0.19       0.18       0.19
Total tons milled (000) (1)            100        102        199        196
Combined mill head grade (ounce
 per ton)                             0.37       0.39       0.37       0.38
Total mill recovery (%)                 90         89         90         89
Total operating costs per ounce
 (Non-GAAP) (2)                 $      331 $      306 $      347 $      347
Total cash costs per ounce
 (Non-GAAP) (2)                 $      407 $      371 $      423 $      411
Total production costs per
 ounce (Non-GAAP) (2)           $      562 $      530 $      589 $      577
Total operating costs per ton
 milled (Non-GAAP) (2)          $      110 $      104 $      115 $      118
Total cash costs per ton milled
 (Non-GAAP) (2)                 $      136 $      127 $      140 $      140
Total production costs per ton
 milled (Non-GAAP) (2)          $      187 $      181 $      196 $      196

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                 Three Months Ended     Six Months Ended
(in thousands, where noted)           June 30,              June 30,
                                --------------------- ---------------------
                                  2010       2009       2010       2009
                                ---------- ---------- ---------- ----------
SALES AND PRICE DATA

Ounces sold (000)
Mine production:
  Palladium (oz.)                       90        106        194        192
  Platinum (oz.)                        27         30         58         58
                                ---------- ---------- ---------- ----------
   Total                               117        136        252        250
                                ---------- ---------- ---------- ----------
PGM recycling: (5)
  Palladium (oz.)                       18         11         37         19
  Platinum (oz.)                        15          6         29         14
  Rhodium (oz.)                          4          2          7          4
                                ---------- ---------- ---------- ----------
   Total                                37         19         73         37
                                ---------- ---------- ---------- ----------
Other: (6)
  Palladium (oz.)                        -          2         10         12
  Platinum (oz.)                         -          3          -          3
                                ---------- ---------- ---------- ----------
   Total                                 -          5         10         15
                                ---------- ---------- ---------- ----------
By-products from mining: (7)
  Rhodium (oz.)                          1          2          2          3
  Gold (oz.)                             2          2          4          4
  Silver (oz.)                           1          1          3          3
  Copper (lb.)                         217        217        478        389
  Nickel (lb.)                         343        301        655        430
Average realized price per
 ounce (3)
Mine production:
  Palladium ($/oz.)             $      491 $      364 $      449 $      364
  Platinum ($/oz.)              $    1,526 $    1,118 $    1,473 $    1,037
   Combined ($/oz.)(4)          $      725 $      530 $      681 $      521
PGM recycling: (5)
  Palladium ($/oz.)             $      444 $      271 $      403 $      261
  Platinum ($/oz.)              $    1,556 $    1,057 $    1,475 $    1,040
  Rhodium ($/oz.)               $    2,527 $    1,284 $    2,226 $    2,886
Other: (6)
  Palladium ($/oz.)             $        - $      238 $      462 $      212
  Platinum ($/oz.)              $        - $    1,033 $        - $    1,033
By-products from mining: (7)
  Rhodium ($/oz.)               $    2,660 $    1,375 $    2,540 $    1,308
  Gold ($/oz.)                  $    1,203 $      920 $    1,148 $      923
  Silver ($/oz.)                $       18 $       13 $       17 $       13
  Copper ($/lb.)                $     3.01 $     1.92 $     3.05 $     1.66
  Nickel ($/lb.)                $     9.25 $     6.80 $     8.75 $     6.32
Average market price per ounce
 (3)
  Palladium ($/oz.)             $      494 $      234 $      467 $      216
  Platinum ($/oz.)              $    1,628 $    1,172 $    1,595 $    1,096
   Combined ($/oz.)(4)          $      750 $      440 $      723 $      421

(1) Sub-grade tons milled includes reef waste material only.  Total tons milled includes ore tons and sub-grade tons only. See "Proven and
    Probable Ore Reserves - Discussion" in the Company's 2009 Annual Report
    on Form 10-K for further information.

(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production).  Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes.  Total production costs include total cash costs plus asset retirement costs and depreciation and amortization.  Income taxes, corporate general and administrative expenses, asset impairment write-down's, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs.  Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations.  These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
    Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues"
    and the accompanying discussion for additional detail.

(3) The Company's average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold.  The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.

(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5) Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.

(6) Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale.

(7) By-product metals sold reflect contained metal.  Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/ (Loss). For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                 Three Months Ended     Six Months Ended
                                      June 30,              June 30,
(in thousands)                    2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Consolidated:
Reconciliation to consolidated
 costs of revenues:
Total operating costs
 (Non-GAAP)                     $  36,093  $  38,409  $  74,834  $  82,748
 Royalties, taxes and other         8,154      7,149     16,416     13,303
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  44,247  $  45,558  $  91,250  $  96,051
 Asset retirement costs               133        150        263        297
 Depletion, depreciation and
  amortization                     16,589     17,043     35,045     34,163
 Depletion, depreciation and
  amortization (in inventory)        (136)       185       (577)       (56)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  60,833  $  62,936  $ 125,981  $ 130,455
 Change in product inventories       (653)       (36)     4,038     (3,654)
 Cost of PGM recycling             39,256     10,541     70,251     30,910
 PGM recycling - depreciation          39         44         83         89
 Add: Profit from PGM recycling     3,367      1,723      6,266      2,979
                                ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues (2)                   $ 102,842  $  75,208  $ 206,619  $ 160,779
                                =========  =========  =========  =========
Stillwater Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  25,057  $  27,813  $  51,922  $  59,637
 Royalties, taxes and other         5,609      4,896     11,400      9,044
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  30,666  $  32,709  $  63,322  $  68,681
 Asset retirement costs               123        126        244        249
 Depletion, depreciation and
  amortization                     11,305     11,499     24,002     22,781
 Depletion, depreciation and
  amortization (in inventory)          (1)       215       (520)       319
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  42,093  $  44,549  $  87,048  $  92,030
 Change in product inventories       (417)    (2,354)        51     (5,367)
 Add: Profit from PGM recycling     2,370      1,288      4,535      2,230
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  44,046  $  43,483  $  91,634  $  88,893
                                =========  =========  =========  =========
East Boulder Mine:
Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  11,036  $  10,596  $  22,912  $  23,111
 Royalties, taxes and other         2,545      2,253      5,016      4,259
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  13,581  $  12,849  $  27,928  $  27,370
 Asset retirement costs                10         24         19         48
 Depletion, depreciation and
  amortization                      5,284      5,544     11,043     11,382
 Depletion, depreciation and
  amortization (in inventory)        (135)       (30)       (57)      (375)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  18,740  $  18,387  $  38,933  $  38,425
 Change in product inventories       (236)    (1,153)      (635)    (3,785)
 Add: Profit from PGM recycling       997        435      1,731        749
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  19,501  $  17,669  $  40,029  $  35,389
                                =========  =========  =========  =========
PGM recycling and Other (1)
Reconciliation to costs of
 revenues:
 Cost of open market purchases  $       -  $   3,471  $   4,622  $   5,498
 PGM recycling - depreciation          39         44         83         89
 Cost of PGM recycling             39,256     10,541     70,251     30,910
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  39,295  $  14,056  $  74,956  $  36,497
                                =========  =========  =========  =========

(1) PGM recycling and Other include PGM recycling and metal purchased on the open market for re-sale.

(2) Revenues from the sale of mined by-products are credited against gross production costs for Non-GAAP presentation.  Revenues from the sale of mined by-products are reported on the Company's financial statements as mined revenue and are included in consolidated costs of revenues.
    Total costs of revenues in the above table have been reduced by $8.0 million and $7.0 million for the second quarter of 2010 and 2009, respectively.  Total costs of revenues in the above table have been reduced by $16.2 million and $10.8 million for the first six months of
    2010 and 2009, respectively.

CONTACT:
Gregory Wing
(406) 373-8700